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                                                                       EXHIBIT 5


                   [Letterhead of Jones, Day, Reavis & Pogue]






                                 November , 1997



MPW Industrial Services Group, Inc.
9711 Lancaster Road, S.E.
P.O. Box 838
Hebron, Ohio  43025

         RE: REGISTRATION OF UP TO 3,750,000 SHARES OF COMMON STOCK, WITHOUT PAR VALUE, OF MPW INDUSTRIAL SERVICES GROUP, INC.

Ladies and Gentlemen:

         We are acting as counsel to MPW Industrial Services Group, Inc., an Ohio corporation (the "Company"), in connection with the offering of up to 3,750,000 shares (the "Shares") of common stock (the "Common Stock") of the Company.

         We have examined such documents, records, and matters of law as we have deemed necessary for purposes of this opinion. Based on such examination and on the assumptions set forth below, we are of the opinion that the Shares are duly authorized, validly issued, fully paid and nonassessable.

         In rendering the foregoing opinion, we have relied as to certain factual matters upon certificates of officers of the Company and public officials, and we have not independently checked or verified the accuracy of the statements contained therein. In addition, our examination of matters of law has been limited to the General Corporation Law of the State of Ohio and the federal laws of the United States of America, in each case as in effect on the date hereof.

         We hereby consent to the filing of this opinion as Exhibit 5 and
Exhibit 23(b) to the Registration Statement on Form S-1 (the "Registration Statement") filed by the Company to effect registration of the Shares under the Securities Act of 1933, as amended, and to the reference to us under the caption "Legal Matters" in the Prospectus constituting a part of the Registration Statement.


                                        Very truly yours,



                                        Jones, Day, Reavis & Pogue